Exhibit 10.6

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the 11th day of December, 2015 (the “Effective Date”) by and between Andrew Blount (“Executive”), and RealPage, Inc., a Delaware company (“Employer”), located at 4000 International Parkway, Carrollton, TX 75007.
1.Employment and Consideration. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. In consideration of the promises of Executive contained in this Agreement, Employer agrees to employ Executive, and to provide Executive with confidential information of Employer necessary for the performance of Executive’s position.
2.Employment Screening. Executive has successfully completed a pre-employment consumer report verification, and Employer new hire paperwork, each of which was to be conducted in accordance with applicable state and/or federal law. Executive understands and agrees that Executive will be subject to Employer’s general policies and practices concerning applicants for senior executive positions and new senior executive employees.
3.Employment Period. The period during which Executive shall furnish services to Employer hereunder (the “Employment Period”) shall commence on December 1, 2015 and shall end on the Date of Termination (as defined in Section 8(b) below). Nothing in this Section 3 shall limit the right of Employer or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 7 hereof.
4.Position and Duties.
(a)    Office; Reporting; Duties. During the Employment Period, Executive shall serve as Chief Marketing Officer of Employer or such other designation as approved by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer of Employer or such other executive as the Chief Executive Officer of Employer shall designate (“Supervisory Executive”). Executive shall have those powers, duties and perquisites consistent with a senior management position and such other powers and duties as may be prescribed by the Supervisory Executive, provided that such other powers and duties are consistent with Executive’s position within the management structure of Employer.
(b)    Commitment of Full Time Efforts. Executive agrees to devote substantially his or her full working time, attention and energies to the performance of Executive’s duties for Employer, provided, however, that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) serve on non-public corporate boards or committees, (iii) manage personal investments, or (iv) give speeches and make media appearances in Executive’s individual capacity to discuss matters of public interest (so long as such shall not involve any illegal conduct), so long as the foregoing activities comply with the RealPage, Inc. Code of Business Conduct and Ethics and do not interfere materially with the performance of Executive’s responsibilities for Employer.
5.Place of Performance. Executive shall perform Executive’s duties for Employer from the offices of Employer, located at 4000 International Parkway, Carrollton, Texas 75007 or such other location as is either within a 25-mile radius thereof or within a 25-mile radius of the Executive’s principal residence (at the time the applicable location becomes Executive’s principal office).
6.Compensation and Related Matters.
(a)    Base Salary. As compensation for the performance by Executive of Executive’s obligations hereunder, during the Employment Period, Employer shall pay Executive a base salary at a rate not less than $29,166.67 per month, or $350,000 on an annualized basis (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). Base Salary shall be paid in approximately equal installments in accordance with Employer’s customary payroll practices and legal requirements regarding withholding and deductions. During the Employment Period, the Base Salary shall be reviewed no less frequently than annually to determine whether or not the same should be adjusted in light of the duties, responsibilities and performance of Executive and other relevant factors.

(b)    Relocation. Executive shall commence working full-time at Employer’s headquarters office no later than January 4, 2016. Employer will provide a one-time relocation package for Executive’s actual expenses incurred in relocating to the Dallas area of up to $100,000, inclusive of applicable taxes, in accordance with the standard terms and conditions of the RealPage Leadership Relocation Policy.
(c)    Annual Bonus. During the Employment Period, Executive shall be eligible for an annual bonus under the terms of the RealPage Management Incentive Plan (“MIP Target”) of 50% of Executive’s Base Salary for achievement of MIP Target at 100%. The performance criteria shall be as established by the Compensation Committee of Employer’s Board of Directors. To be eligible for the Annual Bonus, Executive must be employed by Employer on December 31 of the year with regard to which the Annual Bonus is applicable and must be employed on the date the Annual Bonus is paid. Annual Bonuses shall be paid according to the RealPage Management Incentive Plan.
(d)    Equity Grants. Under the terms and conditions of the RealPage, Inc. Amended and Restated 2010 Equity Incentive Plan, as amended (the “Plan”), and subject to approval of the Compensation Committee of the RealPage Board of Directors and its standard policies for issuing equity grants, Executive shall be granted/eligible to receive (i) options to purchase up to 75,000 shares of RealPage common stock pursuant to a Stock Option Award Agreement in the form attached as Exhibit I hereto with an exercise price that will be equal to the fair market value of RealPage’s stock on the date of grant (as determined in accordance with the Plan); (ii) 25,000 restricted shares of RealPage common stock pursuant to a Restricted Stock Award Agreement included in the form attached as Exhibit II hereto; and (iii) 100,000 restricted shares of RealPage common stock, subject to performance criteria tied to the market price of RealPage common stock pursuant to a Restricted Stock Award Agreement included in the form attached as Exhibit III hereto.
(e)    Expenses and Vacations. Employer, according to its standard travel policy, shall reimburse Executive for all reasonable, in-policy business expenses upon the presentation of itemized statements of such expenses. Executive shall be entitled to three weeks’ paid vacation per year, in accordance with Employer’s vacation policy and practice applicable to senior executives of Employer; provided that following Executive’s fifth anniversary of employment with Employer, Executive shall be entitled to four weeks’ paid vacation per year.
(f)    Fringe Benefits and Perquisites. During the Employment Period, Employer shall make available to Executive all the fringe benefits and perquisites that are made available to other senior executives of Employer, including an additional $3,500 payment towards medical expenses.
(g)    Other Benefits. During the Employment Period, Executive shall be eligible to participate in all other employee welfare benefit plans and other benefit programs (including group life insurance, medical and dental insurance, and accident and disability insurance) made available generally to employees or senior executives of Employer.
7.Termination. Executive’s employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement:
(a)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, Executive shall have been absent from Executive’s duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period, and, in either case, within 30 days after written Notice of Termination (as described in Section 8(a) hereof) is given, Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, Employer may terminate Executive’s employment hereunder for “Disability.”
(c)    Cause. Employer may terminate Executive’s employment hereunder for Cause. In the event of a termination under this Section 7(c), the Date of Termination shall be the date set forth in the Notice of Termination. For purposes of this Employment Agreement, “Cause” means the occurrence of any of the following events which are not cured by Executive within ten days after receipt of written notice of such alleged cause from Employer or, if such event cannot be corrected within such ten-day period, if Executive does not commence to correct such default within said ten-day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, provided, however, for no period greater than 30 days: (i) Executive’s conviction for any acts of fraud or breach of trust or any felony criminal acts; (ii) Executive’s knowingly making a materially false written statement to Employer’s auditors or legal counsel; (iii) Executive’s willful and material falsification of any corporate document or form; (iv) any material breach by Executive of any Employer published policy received and acknowledged by Executive in writing; (v) any material breach by Executive of a material provision of this Employment Agreement; (vi) Executive’s making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of Employer; (vii) Executive’s repeated and material failure substantially to perform Executive’s duties; or (vii) Executive fails to move his primary residence to within 25 miles of Employer’s new corporate headquarters in Richardson, Texas by January 1, 2016. Notwithstanding the foregoing, during the two-year period following a Change in Control (as defined in the Plan, “Change in Control”) (the “Protected Period”), a termination for Cause (other than pursuant to Section 7(c)(i)) shall require a showing by Employer that the actions giving rise to such termination resulted in material and demonstrable harm to Employer.
(d)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) a material reduction in Executive’s base salary or incentive compensation opportunity, (ii) a material reduction in Executive’s responsibilities or authority; (iii) a material breach by Employer of a material provision of this Agreement, or (iv) a material change in the geographic location at which Executive must perform Executive’s services (except as provided in Section 5 above); provided, that in no instance will the relocation of Executive to a facility or a location that is either 25 miles or less from Executive’s then-current office or 25 miles or less from Executive’s then-current primary residence be deemed material for purposes of this Agreement.
In the event of a resignation for Good Reason, Executive must provide Employer with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable opportunity for Employer to cure the conditions giving rise to such Good Reason, which shall not be less than 30 days following the date of notice from Executive. If Employer cures the conditions giving rise to such Good Reason within 30 days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 9(a) below if Executive thereafter resigns from Employer based on such grounds. Any termination for Good Reason must be effectuated within 90 days of the expiration of such cure period.
(e)    Other Terminations. Notwithstanding the foregoing provisions, Employer may terminate Executive’s employment at any time, for any reason, with or without Cause, and Executive may terminate Executive’s employment at any time, with or without cause, in accordance with applicable state and federal law. The parties acknowledge that Executive is an at-will employee of Employer.
8.Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15.
(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 7(b), 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period); (iii) if Executive’s employment is terminated pursuant to Section 7(c), the date specified in the Notice of Termination; (iv) if Executive terminates Executive’s employment for Good Reason, upon expiration of the 30-day cure period set forth in Section 7(d) if Employer’s breach shall be uncured; and (v) if Executive’s employment is terminated pursuant to Section 7(e), immediately upon written notice delivered by the terminating party to the other, unless such notice designates a different termination date (in the case of a termination by Executive pursuant to Section 7(e), Employer may elect to accelerate the Date of Termination to any date following receipt of such notice, and such acceleration shall not be deemed a termination by Employer without Cause).
9.Compensation Upon Termination.
(a)    Death; Disability; Termination By Employer without Cause or By Executive for Good Reason. If Executive’s employment is terminated during the Employment Period by reason of Executive’s death or Disability or by Employer without Cause or by Executive for Good Reason, Employer shall pay to Executive (or Executive’s legal representatives or estate or as may be directed by the legal representatives of Executive’s estate, as the case may be) (i) the Severance Amount (defined in Section 9(b)), payable in 12 equal monthly installments on the applicable monthly anniversaries of the Date of Termination; (ii) a payment, payable on the 60th day following the Date of Termination equal to the product of (x) the excess of the monthly COBRA premium required for Executive to continue health insurance coverage at the level in effect as of the Date of Termination over the employee premium Executive would be required to pay for such coverage were Executive still actively employed by Employer (each determined as of the Date of Termination) multiplied by (y) 12 (or, if the Date of Termination occurs during the Protected Period other than due to death or Disability, 24); and (iii) a lump sum cash payment, payable within five days following such Date of Termination, of an amount equal to any earned but unpaid Base Salary or bonus (in the case of an annual bonus, such payment may be made on the date annual bonuses for the applicable year are to be made generally, if such year ended prior to the Date of Termination but such general payment date is to occur subsequent to the fifth day following the Date of Termination) due to Executive in respect of periods through the Date of Termination plus accrued vacation in accordance with Employer’s vacation policy - subject to all required deductions and withholdings (the amounts due pursuant to this clause (iii), the “Accrued Amounts”). The amounts set forth in Section 9(a)(i)-(ii) shall be payable if and only if Executive shall have executed on or before the 50th day following the Date of Termination, and not subsequently revoked, a mutual release and covenant agreement substantially in the form set forth as Exhibit IV (the “Release Agreement”). For the avoidance of doubt, in the event that Executive is willing to execute the Release Agreement and the Company is not, the Company shall not be required to sign the Release Agreement, but, so long as Executive timely delivers an executed Release Agreement, the amounts set forth in Section 9(a)(i)-(ii) shall be payable to Executive. In the event Executive does not timely execute (or revokes) the Release Agreement, Executive shall repay to Employer, within five days following the 60th day following the Date of Termination, any payments previously made to Executive pursuant to Section 9(a)(i). For purposes of this Section 9, if Executive’s employment is terminated without Cause or by Executive for Good Reason prior to a Change in Control but proximate to, or following, Employer’s (as defined in the Plan) entry into an agreement to enter into a transaction that would constitute a Change in Control, and such termination (or the event giving rise to the Good Reason claim) is made at the direction of the third-party effectuating such Change in Control, such termination shall be deemed to have occurred during the Protected Period.
(b)    Severance Amount. For the purposes of Section 9(a), “Severance Amount” means an amount equal to
(i)    if Executive’s employment is terminated by reason of Executive’s death or Disability, six months of Executive’s Base Salary (determined as of the Date of Termination);
(ii)    if, other than during the Protected Period, Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason, one multiplied by Executive’s Base Salary (determined as of the Date of Termination); or
(iii)    if, during the Protected Period, Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason, two multiplied by Executive’s Base Salary (determined as of the Date of Termination).

(c)    Cause or By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive other than for Good Reason, then Employer shall pay Executive, within five days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts (other than annual bonuses with respect to which Executive did not satisfy the continued service requirements of Section 6(b)).
(d)    Certain Reductions. Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject Executive to the tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to Executive so that the Parachute Value (as defined below) of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.
(i)    If the Accounting Firm determines that the aggregate Agreement Payments to Executive should be reduced so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, Employer shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9(d) shall be binding upon Employer and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments to Executive so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced. The reduction contemplated by this Section 9(d), if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) Section 9(a)(i); (ii) Section 9(a)(ii); and (iii) Section 9(a)(iii).
(ii)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder. In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against Employer or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by Employer to or for the benefit of Executive shall be repaid by Executive to Employer, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iii)    In connection with making determinations under this Section 9(d), the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the applicable transaction giving rise to application of Section 4999 of the Code, including any noncompetition provisions that may apply to Executive (whether set forth in this Agreement or otherwise), and Employer shall cooperate in the valuation of any such services, including any noncompetition provisions.
(iv)    All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9(d) shall be borne by Employer.
(v)    The following terms shall have the following meanings for purposes of this Section 9(d).
(1)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change of control) or other professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by Employer (as it exists prior to a change of control) and reasonably acceptable to Executive for purposes of making the applicable determinations hereunder.
(2)    “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.
(3)    “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year.
(4)    “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(5)    A “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.
(6)    “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
(7)    “Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.
10. No Mitigation. Executive shall not be required to mitigate amounts payable pursuant to Section 9 of this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Employer or otherwise.
11. Confidentiality, Non-Compete, and Non-Solicitation.
(a)    Non-Disclosure and Non-Use of Confidential Information. Executive shall not disclose any Employer Confidential Information (as defined below) to any third party (other than accountants, lawyers and other third parties engaged by and working at the behest of Employer) without the specific written consent of Employer and shall use Employer Confidential Information solely for the benefit of Employer. Following the termination of Executive’s employment with Employer (regardless of whether termination is voluntary or involuntary and with or without cause), Executive will not, without the written consent of Employer, use, disclose, reproduce, or distribute any Employer Confidential Information.
(b)    Definition of Employer Confidential Information. For purposes of this Agreement, “Employer Confidential Information” shall mean all information, regardless of its form or format, about Employer, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in Employer’s business trade or industry and that is disclosed to or learned by Executive as a direct or indirect consequence of or through Executive’s employment with Employer — about Employer, its parents or subsidiaries, including information about Employer’s technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its executives, clients, agents or suppliers, information relating to software programs, source codes or object codes; computer systems; computer systems analyses; testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
(c)    Covenant Not To Compete. In consideration of Employer’s provision of Employer Confidential Information and the consideration payable to Executive pursuant to Sections 9(a)-(c), Executive hereby agrees that during employment and for a period of two years thereafter (the “Restricted Period”) (other than on behalf of Employer or its affiliates), Executive shall not in any way, within the Restricted Area, directly or indirectly, engage in, provide services to or otherwise become associated with any business enterprise, whether conducted as a corporation, partnership, limited liability company, sole proprietorship, voluntary association, joint venture or otherwise, and whether such association is as an owner, principal, proprietor, partner, associate, investor, joint venturer, stockholder, director, officer, employee, agent, representative, consultant, lender, financial intermediary, volunteer or otherwise if such business enterprise is a Competing Business (as defined below); provided, however, that mere ownership of securities having no more than one percent of the outstanding voting power of any Competing Business listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 11(c) so long as Executive otherwise complies with the terms of this provision.
“Restricted Area” shall mean each and every current market throughout the United States in which Employer conducts business. The term “Restricted Area” shall also include any potential markets that Executive is directly or indirectly involved in helping develop on behalf of Employer during the 12 months immediately preceding Executive’s termination of employment. The term “Competing Business” shall have the same definition as set forth in Section (d) below.
(d)    Non-Solicitation of Customers. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business:

(i)    solicit any business from, or attempt to sell any products or services, or to call upon or solicit any customer or client of Employer then-existing, or any Past customer of Employer, or any affiliate of Employer that Executive had direct or indirect contact while employed with Employer;
(ii)    assist, cooperate or encourage any third party to do any of the foregoing.
For purposes of this Section 11(c) and (d), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer or any affiliate within one year of their having ceased to be a customer or licensee of Employer or any affiliate. “Competing Business” means any business which designs, develops, programs, publishes, manufactures, prepares, promotes, markets, sells, licenses, leases, distributes (including via the Internet) or maintains software products or systems for use by apartment owners or managers where such products, systems or services are then in competition with services rendered by Employer or with the products or systems designed, developed, programmed, published, manufactured, prepared, promoted, marketed, sold, licensed, leased, distributed or maintained by Employer. Without limitation, the business of providing property management software and related services (including yield and revenue management software and related services, applicant screening software and related services) shall be considered to be a Competing Business.
The foregoing notwithstanding, for purposes of this definition and this Section 11, Executive's development, marketing, ownership, license, commercialization, maintenance and support of that certain software application identified on Exhibit V hereto and derivatives thereof (the "Software") and those certain Contracts identified on Exhibit VI hereto as well as new contracts not otherwise resulting in a competing relationship (the "Contracts") shall not be deemed to be a violation of this Section 11, nor shall Executive’s license of the Software to brokers, owners, property managers, developers, appraisers or mortgage brokers, either on his own behalf or through a distributor, reseller, agent or other channel of distribution be deemed to be a violation of this Section 11; provided, however, that Executive, either on his own behalf or through a distributor, reseller, agent or other channel of distribution, shall not design, develop, program, publish, manufacture, prepare, promote, market, sell, license, lease, distribute (including via the Internet) or maintain or enhance the Software to import unit level or resident ledger information from any multifamily property management system, nor develop a tool, nor authorize or assist others (including without limitation, licensees) to develop a tool, that enables owners, managers, distributors, resellers, agents or other channels of distribution to import unit level or resident ledger information from any multifamily property management system (“Import Functionality”). Executive covenants to include the foregoing restriction in any agreement (written or oral) whereby he transfers or licenses any right, title or interest in or to the Software to any third party. In the event any third party (including, without limitation, a licensee) requests Executive to design, develop, program, publish, manufacture, prepare, promote, market, sell, license, lease, distribute (including via the Internet) or maintain or enhance the Software or any other software application to include Import Functionality, Executive shall promptly notify Employer and refer such third party to Employer. Employer acknowledges that the Software may incidentally duplicate floor plan rent and occupancy import functionality of certain MPF Research (an Employer division) software, but that this duplicative functionality shall not constitute a Competing Business hereunder provided unit level or resident ledger information is not imported.
(e)    Non-Solicitation of Licensees. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business:
(i)    solicit any business from, or attempt to sell any products or services, or to call upon or solicit any licensee of Employer then-existing, or any Past licensee of Employer, or any affiliate of Employer that Executive had direct or indirect contact while employed with Employer;
(ii)    assist, cooperate or encourage any third party to do any of the foregoing.

For purposes of this Section 11(e), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer within one year of their having ceased to be a customer or licensee of Employer.
(f)    Non-Interference with Employees. Executive hereby agrees, during the Restricted Period, not to, directly or indirectly, solicit or induce any of Employer’s or any affiliate of Employer’s then-existing employees, representatives, consultants or agents to give up employment with or representation of Employer or any affiliate. If Employer terminates the employment or services of any such individual, Executive may thereafter hire such individual.
(g)    Non-Interference with Business Relationships. Executive hereby agrees, during the Restricted Period, that Executive shall not, directly or indirectly, for the purpose of conducting or engaging in a Competing Business, utilize Employer Confidential Information to interfere with, impair, or adversely affect any contractual relationships or business relationships between Employer and any of the technology or distribution companies with whom Employer or any affiliate has strategic relationships.
(h)    Non-Disparagement. Executive hereby agrees that during the Employment Period and at all times thereafter, Executive shall not disparage either orally or in writing Employer or any affiliate, their products or services, or their officers, directors, or employees. Employer hereby agrees that during the Employment Period and at all times thereafter it shall instruct its directors and officers not to disparage Executive orally or in writing. This Section 11(h) shall not be violated by truthful statements in response to legal process, testifying in any legal or administrative proceeding, or responding to inquiries or requests for information by any regulator or auditor.
(i)    Injunctive Relief. Executive recognizes and agrees that the injury Employer will suffer in the event of a breach of this Section 11 may cause Employer irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 11 by Executive, or any attempted or threatened breach, Executive agrees that Employer, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Executive and/or the business enterprise with which Executive may have become associated, from any court of competent jurisdiction.
12. Reasonableness of Restrictions. Executive understands and acknowledges that Employer would not have entered into the Employment Agreement, unless and until it had secured from Executive assurance that Executive would become and remain, until the Date of Termination, as an executive of Employer in accordance with the terms and conditions hereof including the specific restriction on disclosure of confidential information in accordance with the terms of Section 11 hereof. Executive expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Agreement are reasonable as to scope, location, and duration and that observation thereof will not cause Executive undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood and practice Executive’s present skills and trades. Executive has consulted with legal counsel of Executive’s own selection regarding the meaning of such covenants and restrictions, which have been explained to Executive’s satisfaction.
13. Successors; Binding Agreement.
(a)    Employer’s Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets (“Transaction”) to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Employer may honor the obligation set forth in the preceding sentence through execution in the course of consummating the Transaction of either a specific assignment and assumption agreement relating to the obligations set forth herein, or a general assignment and assumption agreement. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of a material provision of this Agreement. As used in this Agreement, the “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)    Executive’s Successors. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
14. Indemnification. To the fullest extent permitted by law, Employer shall indemnify Executive (including the advancement of legal, accounting and other expert expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which Executive is made a party by reason of performing Executive’s responsibilities as an officer or executive of Employer or any of its subsidiaries; except that, Employer shall have no such duty of indemnification with regard to claims or suits brought, for any reason, against Executive by any former employer of Executive.
15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given either (a) when delivered to a national overnight delivery service or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) in the case of notice to Employer, as set forth in the Preamble of this Agreement, attention of Employer’s Chief Executive Officer and Employer’s Chief Legal Officer and (ii) in the case of notice to Executive, to the address then current in Employer’s records, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt, or (b) by e-mail to Employer e-mail address of (i) in the case of notice to Employer, Employer’s Chief Executive Officer and Employer’s Chief Legal Officer and (ii) in the case of notice to Executive, Executive. No notices may be given via facsimile transmission.
16. Severability. Should any term, condition, provision or part of this Agreement be found to be unlawful, invalid, illegal or unenforceable, that portion shall be deemed null and void and severed from the Agreement for all purposes, but such illegality, or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement, and the remainder of the Agreement shall remain in full force and effect, unless such would be manifestly inequitable or would serve to deprived either party of a material part of what it bargained for in entering in this Agreement.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18. Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
19. Confidential Information and Invention Assignment. Executive shall execute and deliver a Confidential Information, Invention Assignment and Arbitration Agreement in the form attached as Exhibit VII hereto.
20. Outside Fees. Executive agrees and covenants not to solicit or receive, in connection with Executive’s employment with Employer, any income or other compensation from any third party doing business with Employer, including, without limitation, any supplier, client, customer, or executive of Employer.
21. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of Employer. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any termination of Executive’s employment or of this Agreement shall have no effect on any continuing obligations arising under this Agreement, including without limitation, the right of Executive to receive payments pursuant to Section 9 hereof and the obligations of Executive described in Section 11 hereof.
22. Applicable Law, Venue, Jurisdiction and Arbitration. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas, or U.S. federal law when applicable and supreme (without regard to the principles of conflicts of law). Any action or proceeding concerning, related to, regarding, or commenced in connection with the Agreement must be brought in a state or federal court located in Dallas, Texas, and the parties to the Agreement hereby irrevocably submit to the personal jurisdiction of such courts and waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court, or that any such court is an inconvenient forum.
(a)    Arbitration Option. Either party shall also have the option to submit any disputes between Executive (and Executive’s attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Executive’s employment or termination thereof by either party, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), to binding arbitration in Denton County, Texas, pursuant to the rules of the American Arbitration Association and the arbitration rules set forth in Texas Code of Civil Procedure (the “Rules”). The arbitrator shall administer and conduct any arbitration in accordance with Texas law, including the Texas Code of Civil Procedure, or U.S. federal law when applicable and supreme. To the extent that the AAA Employment Rules conflict with Texas or U.S. federal law, Texas or U.S. federal law shall take precedence. All persons and entities specified in this Section (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. The decision of the Arbitrator shall be final and binding on the parties and judgment upon the award may be entered in any of the aforementioned courts having jurisdiction over this Agreement.
(b)    Arbitrable Claims. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. The parties shall be eligible to recover in arbitration any and all types of relief that would otherwise be available to them if they brought their claims in a judicial forum. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Appeals Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(c)Procedure.
(i)    Initiation. Arbitration of Arbitrable Claims shall be in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.

(ii)    Binding Arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive forum for all Arbitrable Claims, except for any appeals or enforcement of an arbitration award. Should one party select arbitration pursuant to this Agreement, then no other party shall initiate or prosecute any lawsuit or administrative action on overlapping issues of law or fact, unless the rights or obligations of third parties not subject to being determined in such arbitration are affected or must be determined in order for there to be a complete determination of the controversy, in which event the arbitration may be stayed or dismissed pending determination of the parties’ rights in a different forum where appropriate third parties are joined.
(iii)    Venue. All arbitration hearings under this Agreement shall be conducted in Denton County, Texas.
(iv)    Arbitrator’s Decision Must Be In Writing. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.
(d)    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
(e)    Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within 30 days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.
(f)    Arbitration Fees. Employer shall pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the neutral arbitrator, but excluding an initial filing fee of $100 (payable to AAA), and counsel fees or witness fees or other expenses incurred by a party for Executive’s own benefit. If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability.
(g)     Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, tax and financial advisors and immediate family members of Executive, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.
(h)    Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.
23. Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit (and such portion shall be payable within such period only to the extent permissible without resulting in tax under Section 409A). For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits that cannot be paid during such six-month period due to Section 409A shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within such six-month period, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination but prior to the six-month anniversary of Executive’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
(b)    The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
(c)    For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Employer’s taxable year preceding Employer’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, letters of intent, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein, including the Prior Agreement. Executive acknowledges and agrees that no officer, executive or representative of Employer is authorized to offer any term or condition of employment which is in addition to or different than those set forth in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the Effective Date.
REALPAGE, INC.

By: /s/ Stephen T. Winn
Name:        Stephen T. Winn
Title:        Chief Executive Officer

EXECUTIVE:

/s/ Andrew Blount
Andrew Blount

EXHIBIT I

REALPAGE, INC.

2010 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement (the “Award Agreement”).
1.NOTICE OF STOCK OPTION GRANT
Participant Name: Andrew Blount
You have been granted an Option to purchase Common Stock of RealPage, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:	To be determined
Date of Grant:	To be determined
Vesting Commencement Date:	To be determined
Exercise Price per Share:	To be determined
Total Number of Shares Granted:	75,000
Total Exercise Price:	To be determined
Type of Option:	__ Incentive Stock Option X Nonstatutory Stock Option
Term/Expiration Date:	To Be Determined
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:
Eight and one-third percent (8.33%) of the Shares subject to the Option shall vest each quarter beginning on the first day of the calendar quarter immediately following the vesting commencement date for twelve (12) consecutive calendar quarters so that the Option shall be fully vested on the first calendar day of the twelfth consecutive calendar quarter following the vesting commencement date, subject to Participant continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.

Change in Control: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event a Change in Control occurs while Participant remains a service provider of the Company or a parent or subsidiary of the Company, the Option (or, if applicable, the qualifying Replacement Award (as defined below)) shall vest in full (x) upon such Change in Control, if no qualifying Replacement Award is provided, or (y) upon a termination of the employment of Participant within two years following such Change in Control, if such termination is by the Company without Cause (as defined in Participant’s Employment Agreement) or by Participant for Good Reason (as defined in Participant’s Employment Agreement). An award shall qualify as a Replacement Award if it satisfies the standards for substitution or assumption set forth in Section 15(c) of the Plan. For clarity, the Option shall not automatically vest upon a Change in Control if a qualifying Replacement Award is provided therefor.
Death and Disability: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event of or upon Participant’s termination of service due to Death or Disability before all Shares subject to the Option have vested, then one hundred percent (100%) of the then unvested Shares subject to the Option shall vest upon Participant’s termination of service due to Death or Disability.
Termination Period:
This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14 of the Plan or Section 20 of Exhibit A hereto.
By Participant’s signature and the signature of the Company's representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT:                    REALPAGE, INC.
/s/ Andrew Bloun             Stephen T. Winn
Signature            By
Andrew Blount             Chairman, President & CEO
Print Name            Title

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
a.Grant of Option. In exchange for the promises and representations made by the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”), the Company hereby grants to the Participant an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.
b.Vesting Schedule. Except as provided in Section 3, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
c.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.
d.Exercise of Option.
(a)    Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
e.Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.
(a)    cash;
(b)    check;
(c)    consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d)    surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
f.Tax Obligations.
(a)    Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
(b)    Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.
(c)    Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.
g.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
h.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

i.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
j.Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
k.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
l.Participant Covenants.
a.    Non-Competition/Non-Interference with Customers and Licensees. Participant hereby agrees that, during the term of employment and for a period of one (1) year thereafter (the “Restricted Period”) (other than on behalf of the Company or its affiliates), Participant shall not in any way directly or indirectly, perform work for or on behalf of a Competing Business that in any way relates to, or is similar to, the work Participant has performed for the Company. During the Restricted Period, Participant further agrees not to call upon, solicit, respond to, advise or otherwise do or attempt to do business with any then-existing or Past customer or licensee of the Company or any affiliate of the Company or solicit, induce, recruit or encourage any then-existing or Past customer or licensee of the Company or any affiliate to limit, curtail, or stop doing business with the Company or any affiliate, or to attempt to divert business directed by such parties to the Company or any affiliate to any other person or entity, or assist, cooperate or encourage any third party to do any of the foregoing. For purposes of this Section 12(a), the term "Past" customer or "Past" licensee shall refer to any former customer or licensee of the Company or any affiliate within one (1) year of their having ceased to be a customer or licensee of the Company or any affiliate. “Competing Business” specifically includes, but is not limited to the companies Yardi Systems, Inc., MRI Software, LLC and Property Solutions International, Inc., and is defined as the business of developing, designing, publishing, marketing, offering, licensing, maintaining or distributing databases or software applications, or providing services, that are competitive with products or services of the Company and are generally used for the purpose of managing or supporting the operation of, screening, leasing, pricing, promotion or maintenance of multi-tenant or single family housing facilities or the units at such facilities, storage facilities and related properties, call center/contact management or real estate or other market segments served from time-to-time by the Company’s business. Without limitation of the foregoing, multi-tenant real estate property management applications, data bases and services shall include software used in screening potential tenants, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, providing systems to control costs, providing energy management or convergent billing services and utility management services including, without limitation, infrastructure services, and producing, soliciting and/or assisting with the solicitation of insurance products or services or developing and providing other risk mitigation systems, or developing, marketing or selling single family or a multi-tenant vendor network solution, the provision of software applications, databases and other products and services for management and marketing for the senior living market, including without limitation, facilities for independent living, assisted living, CCRC, nursing home, hospice and palliative care, the provision of data center services, cloud services, or other similar shared computer resources or information technology services specifically designed for or marketed for use by owners or managers of real property and related facilities; provided, however, that under no circumstances shall accepting employment with a Past Customer constitute engaging in a “Competing Business.” “Company Confidential Information” shall mean all information, regardless of its form or format, about the Company, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in the Company’s business trade or industry and that is disclosed to or learned by Employee as a direct or indirect consequence of or through Employee’s employment with the Company, about the Company, its parents, subsidiaries or affiliates, including, without limitation, the Company’s technical knowledge and business operations, including, by way of illustration, the Company’s existing and contemplated products, trade secrets, formulas, patents, models, compilations, information relating to software programs, source codes or object codes, computer systems, computer systems analyses, testing results, flow charts and designs, product specifications and documentation, user documentation business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques, plans, strategies and information, customer lists, supplier and service lists, confidential information relating to the Company’s policy and/or business strategy, or any of its executives, clients, agents or suppliers, sales plans, sales records, sales literature, customer files, research and development projects or plans, sales or licensing terms and conditions, consulting sources, procedure or policy manuals, legal matters, financial statements, financing methods, financial projections, and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
b.    Non-Interference with Employees. Participant hereby agrees, during the Restricted Period, not to, either directly or indirectly, solicit, induce, recruit or encourage any employee of the Company or any affiliate to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or any affiliate, either for Participant or for any other person or entity, or otherwise hire as an employee or a consultant, for Participant or any other person or entity, any such employee of the Company or any affiliate.
c.    Non-Interference with Business Relationships. Participant hereby agrees, during the Restricted Period, that Participant shall not, directly or indirectly, take away or interfere with any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company or any affiliate has strategic relationships.
d.    Non-Disparagement. Participant hereby agrees, that during the Restricted Period, Participant shall not disparage either orally or in writing the Company or any affiliate, their products or services, or their officers, directors, or employees.
e.    Injunctive Relief. Participant recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 12 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 12 by Participant, or any attempted or threatened breach, Participant agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Participant and/or the business enterprise with which Participant may have become associated, from any court of competent jurisdiction.
f.    Reasonableness of Restrictions. Participant understands and acknowledges that Company would not have granted stock options to Participant without Participant’s agreement to comply with the covenants set forth in Section 12 hereof. Participant expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Award Agreement are reasonable as to scope, location, and duration and that the observation thereof will not cause Participant undue hardship or unreasonably interfere with Participant’s ability to earn a livelihood and practice Participant’s present skills and trades. Participant has consulted with legal counsel of Participant’s selection regarding the meaning of such covenants and restrictions, which have been explained to Participant’s satisfaction.
g.    Remedies. In the event of a breach of the covenants contained in Section 12 hereof, the periods provided in Section 12 shall be tolled (i.e., such periods shall not run during a breach of any of these covenants) during the time of such violation, and Participant agrees that the Company shall be entitled to and a court may order an extension of time of the Restricted Period commensurate with the period of Participant’s breach. In the event of such a breach, Participant further agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.
h.    Legal Construction. The parties hereto further agree that if at any time it shall be determined that the restrictions contained in Section 12 is unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Award Agreement for such period of time and within such area as may be determined to be reasonable by such court. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.

i.    Attorneys’ Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Section 12, the Company shall be entitled to recover reasonable attorneys’ fees from Participant, should Company prevail in whole or in part therein, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
a.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
m.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
n.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
o.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
p.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
q.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
r.Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.
s.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
t.Forfeiture Events. Participant acknowledges and agrees that if Participant’s status as a Service Provider terminates and Participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will immediately forfeit any right to exercise this Option, whether vested or unvested; and (ii) Participant will (A) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all shares of the Company’s capital stock received by the Participant pursuant to any exercise of this Option occurring within six (6) months before or after the date of the termination of Participant’s status as a Service Provider, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company—either directly or, at the Company’s discretion, through a payroll deduction from any amounts owed by the Company to Participant— a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any shares of the Company’s capital stock originally acquired by Participant pursuant to any exercise of this Option, less the aggregate exercise price paid by Participant for the shares of capital stock from which such proceeds are derived. If a payroll deduction is insufficient to pay the Company the value of all such proceeds received by Participant, then Participant shall be required to make a cash payment to the Company in the amount of any deficiency. In the case of the surrender of shares of the Company’s capital stock hereunder, the Company shall, within three (3) business days of Participant’s surrender and cancellation of such shares of capital stock, refund to Participant the amount of the exercise price paid by Participant to the Company for the shares of capital stock so surrendered and cancelled.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company; (b) the breach of any of the covenants set forth in Section 12 above; or (c) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company.
u.Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Option is made and/or to be performed.

EXHIBIT II

REALPAGE, INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement (the “Award Agreement”).
2.    NOTICE OF RESTRICTED STOCK GRANT
Participant Name:    Andrew Blount
You have been granted the right to receive an Award of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:	To be determined
Date of Grant:	To be determined
Vesting Commencement Date:	To be determined
Total Number of Shares Granted:	25,000
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:
Eight and one-third percent (8.33%) of the Shares of Restricted Stock shall vest each quarter, beginning on the first day of the calendar quarter immediately following the vesting commencement date, for twelve (12) consecutive calendar quarters so that the Restricted Stock shall be fully vested on the first calendar day of the twelfth consecutive calendar quarter following the vesting commencement date, subject to Participant continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.
Change in Control: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event a Change in Control occurs while Participant remains a service provider of the Company or a parent or subsidiary of the Company, the Shares of Restricted Stock (or, if applicable, the qualifying Replacement Award (as defined below)) shall vest in full (x) upon such Change in Control, if no qualifying Replacement Award is provided, or (y) upon a termination of the employment of Participant within two years following such Change in Control, if such termination is by the Company without Cause (as defined in Participant’s Employment Agreement) or by Participant for Good Reason (as defined in Participant’s Employment Agreement). An award shall qualify as a Replacement Award if it satisfies the standards for substitution or assumption set forth in Section 15(c) of the Plan. For clarity, the Shares of Restricted Stock shall not automatically vest upon a Change in Control if a qualifying Replacement Award is provided therefor.
Death or Disability: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event of or upon Participant’s termination of service due to Death or Disability before all Shares of Restricted Stock have vested, then one hundred percent (100%) of the then unvested Shares of Restricted Stock shall vest upon Participant’s termination of service due to Death or Disability.

By Participant’s signature and the signature of the representative of RealPage, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.
PARTICIPANT:            REALPAGE, INC.

/s/ Andrew Blount            /s/ Stephen T. Winn
Signature            By
Andrew Blount            Chairman, President & CEO
Print Name            Title

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1.    Grant of Restricted Stock. In exchange for the promises and representations made by the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”), the Company hereby grants to the Participant under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of Shares of Restricted Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.    Escrow of Shares.
(a)    All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.
(b)    The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.
(c)    Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant's true and lawful attorney‑in‑fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.
(d)    The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
(e)    Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.
(f)    In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g)    The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
3.    Vesting Schedule. Except as provided in Section 4 below and Section 14 of the Plan, and subject to Section 5 below, the Shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.
5.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Shares of Restricted Stock that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 5. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares, if any. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Sections 3 or 4 (or Section 14 of the Plan), Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. Except as provided in Section 2, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Participant Covenants.
a.    Non-Competition/Non-Interference with Customers and Licensees.
Participant hereby agrees that, during the term of employment and for a period of one (1) year thereafter (the “Restricted Period”) (other than on behalf of the Company or its affiliates), Participant shall not in any way directly or indirectly, perform work for or on behalf of a Competing Business that in any way relates to, or is similar to, the work Participant has performed for the Company. During the Restricted Period, Participant further agrees not to call upon, solicit, respond to, advise or otherwise do or attempt to do business with any then-existing or Past customer or licensee of the Company or any affiliate of the Company or solicit, induce, recruit or encourage any then-existing or Past customer or licensee of the Company or any affiliate to limit, curtail, or stop doing business with the Company or any affiliate, or to attempt to divert business directed by such parties to the Company or any affiliate to any other person or entity, or assist, cooperate or encourage any third party to do any of the foregoing. For purposes of this Section 12(a), the term "Past" customer or "Past" licensee shall refer to any former customer or licensee of the Company or any affiliate within one (1) year of their having ceased to be a customer or licensee of the Company or any affiliate. “Competing Business” specifically includes, but is not limited to the companies Yardi Systems, Inc., MRI Software, LLC and Property Solutions International, Inc., and is defined as the business of developing, designing, publishing, marketing, offering, licensing, maintaining or distributing databases or software applications, or providing services, that are competitive with products or services of the Company and are generally used for the purpose of managing or supporting the operation of, screening, leasing, pricing, promotion or maintenance of multi-tenant or single family housing facilities or the units at such facilities, storage facilities and related properties, call center/contact management or real estate or other market segments served from time-to-time by the Company’s business. Without limitation of the foregoing, multi-tenant real estate property management applications, data bases and services shall include software used in screening potential tenants, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, providing systems to control costs, providing energy management or convergent billing services and utility management services including, without limitation, infrastructure services, and producing, soliciting and/or assisting with the solicitation of insurance products or services or developing and providing other risk mitigation systems, or developing, marketing or selling single family or a multi-tenant vendor network solution, the provision of software applications, databases and other products and services for management and marketing for the senior living market, including without limitation, facilities for independent living, assisted living, CCRC, nursing home, hospice and palliative care, the provision of data center services, cloud services, or other similar shared computer resources or information technology services specifically designed for or marketed for use by owners or managers of real property and related facilities; provided, however, that under no circumstances shall accepting employment with a Past Customer constitute engaging in a “Competing Business.” “Company Confidential Information” shall mean all information, regardless of its form or format, about the Company, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in the Company’s business trade or industry and that is disclosed to or learned by Employee as a direct or indirect consequence of or through Employee’s employment with the Company, about the Company, its parents, subsidiaries or affiliates, including, without limitation, the Company’s technical knowledge and business operations, including, by way of illustration, the Company’s existing and contemplated products, trade secrets, formulas, patents, models, compilations, information relating to software programs, source codes or object codes, computer systems, computer systems analyses, testing results, flow charts and designs, product specifications and documentation, user documentation business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques, plans, strategies and information, customer lists, supplier and service lists, confidential information relating to the Company’s policy and/or business strategy, or any of its executives, clients, agents or suppliers, sales plans, sales records, sales literature, customer files, research and development projects or plans, sales or licensing terms and conditions, consulting sources, procedure or policy manuals, legal matters, financial statements, financing methods, financial projections, and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
b.    Non-Interference with Employees. Participant hereby agrees, during the Restricted Period, not to, either directly or indirectly, solicit, induce, recruit or encourage any employee of the Company or any affiliate to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or any affiliate, either for Participant or for any other person or entity, or otherwise hire as an employee or a consultant, for Participant or any other person or entity, any such employee of the Company or any affiliate.
c.    Non-Interference with Business Relationships. Participant hereby agrees, during the Restricted Period, that Participant shall not, directly or indirectly, take away or interfere with any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company or any affiliate has strategic relationships.
d.    Non-Disparagement. Participant hereby agrees, that during the Restricted Period, Participant shall not disparage either orally or in writing the Company or any affiliate, their products or services, or their officers, directors, or employees.
e.    Injunctive Relief. Participant recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 12 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 12 by Participant, or any attempted or threatened breach, Participant agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Participant and/or the business enterprise with which Participant may have become associated, from any court of competent jurisdiction.
f.    Reasonableness of Restrictions. Participant understands and acknowledges that Company would not have granted Restricted Stock to Participant without Participant’s agreement to comply with the covenants set forth in Section 12 hereof. Participant expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Award Agreement are reasonable as to scope, location, and duration and that the observation thereof will not cause Participant undue hardship or unreasonably interfere with Participant’s ability to earn a livelihood and practice Participant’s present skills and trades. Participant has consulted with legal counsel of

Participant’s selection regarding the meaning of such covenants and restrictions, which have been explained to Participant’s satisfaction.
g.    Remedies. In the event of a breach of the covenants contained in Section 12 hereof, the periods provided in Section 12 shall be tolled (i.e., such periods shall not run during a breach of any of these covenants) during the time of such violation, and Participant agrees that the Company shall be entitled to and a court may order an extension of time of the Restricted Period commensurate with the period of Participant’s breach. In the event of such a breach, Participant further agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.
h.    Legal Construction. The parties hereto further agree that if at any time it shall be determined that the restrictions contained in Section 12 is unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Award Agreement for such period of time and within such area as may be determined to be reasonable by such court. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.
i.    Attorneys’ Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Section 12, the Company shall be entitled to recover reasonable attorneys’ fees from Participant, should Company prevail in whole or in part therein, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
13.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
14.    Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to Section 2 prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.
15.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
16.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock.
21.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
22.    Forfeiture Events. Participant acknowledges and agrees that, (a) if Participant’s status as a Service Provider terminates and Participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will (A) immediately forfeit any right the Shares of Restricted Stock issued under this Award Agreement, whether vested or unvested, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all Shares of Restricted Stock of the Company received by the Participant pursuant to this Award Agreement, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company —either directly or, at the Company’s discretion, through a payroll deduction from any amounts owed by the Company to Participant—a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any Shares of the Restricted Stock originally acquired by Participant pursuant to this Award of Restricted Stock. If a payroll deduction is insufficient to pay the Company the value of all such proceeds received by Participant, then Participant shall be required to make a cash payment to the Company in the amount of any deficiency.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company; (b) the breach of any of the covenants set forth in Section 12 above; or (c) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company.
23.    Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Award of Restricted Stock is made and/or to be performed.

EXHIBIT III

FORM OF

RESTRICTED STOCK AWARD AGREEMENT
(MARKET-BASED PERFORMANCE SHARES)

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
FOR MARKET BASED AWARDS

Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement (the “Award Agreement”).
NOTICE OF RESTRICTED STOCK GRANT
Participant Name:    Andrew Blount
You have been granted the right to receive an Award of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number
Date of Grant                    [TBD]
Vesting Commencement Date    Subject to eligibility terms below
Total Number of Shares Granted            100,000

Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:
Market-Based Condition for Eligibility to Vest: No Shares will vest until they become eligible to vest. Shares that become eligible to vest, if any, are referred to herein as “Eligible Shares.” Shares shall become “Eligible Shares” as follows:
(1) 25,000 Shares shall become eligible to vest if after the grant date and prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share;
(2) 25,000 Shares shall become eligible to vest if after the grant date and prior to January 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share;
(3) 25,000 Shares shall become eligible to vest if after the grant date and prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $35.00 per share; and
(4) 25,000 Shares shall become eligible to vest if after the grant date and prior to January 1, 2019, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $40.00 per share.
Time-Based Vesting Condition: The Eligible Shares shall vest 25% per quarter over the four calendar quarters following the date they become Eligible Shares, beginning on the first day of the next calendar quarter after the date they become Eligible Shares, subject to Participant’s remaining a Service Provider to the Company through each applicable vesting date. Notwithstanding the foregoing, all Eligible Shares will be fully vested on July 1, 2017 (pursuant to (1) discussed above in the “Market-Based Condition for Eligibility to Vest” paragraph); January 1, 2018 (pursuant to (2) discussed above in the “Market-Based Condition for Eligibility to Vest” paragraph); July 1, 2018 (pursuant to (3) discussed above in the “Market-Based Condition for Eligibility to Vest” paragraph), and on January 1, 2019 (pursuant to (4) discussed above in the “Market-Based Condition for Eligibility to Vest” paragraph), provided that Participant remains a Service Provider to the Company through such date.
Change in Control: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event a Change in Control occurs while Participant remains a Service Provider of the Company or a parent or subsidiary of the Company, (i) all Eligible Shares shall vest in full upon such Change in Control, (ii) the first tranche of Shares set forth above shall be deemed to be Eligible Shares and shall accelerate and shall be fully vested immediately prior to a Change in Control that results in consideration per share of the Company's common stock equal to or in excess of $25.00 per share, (iii) the second tranche of Shares set forth above shall be deemed to be Eligible Shares and shall accelerate and shall be fully vested immediately prior to a Change in Control that results in consideration per share of the Company's common stock equal to or in excess of $30.00 per share, (iv) the third tranche of Shares set forth above shall be deemed to be Eligible Shares and shall accelerate and shall be fully vested immediately prior to a Change in Control that results in consideration per share of the Company's common stock equal to or in excess of $35.00 per share, and (v) the fourth tranche of Shares set forth above shall be deemed to be Eligible Shares and shall accelerate and shall be fully vested immediately prior to a Change in Control that results in consideration per share of the Company's common stock equal to or in excess of $40.00 per share.

Death or Disability: The foregoing notwithstanding and notwithstanding any contrary provision of the Plan, in the event of or upon Participant’s termination of service due to Death or Disability before all Shares of Restricted Stock have vested, then one hundred percent (100%) of the then unvested Eligible Shares of Restricted Stock shall vest upon Participant’s termination of service due to Death or Disability.

By Participant’s signature and the signature of the representative of RealPage, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT:            REALPAGE, INC.

/s/ Andrew Blount            /s/ Stephen T. Winn
Signature            By
Andrew Blount            Stephen T. Winn, CEO and President
Print Name            Title

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1.    Grant of Restricted Stock. In exchange for the promises and representations made by the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”), the Company hereby grants to the Participant under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of Shares of Restricted Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.    Escrow of Shares.
(a)    All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.
(b)    The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.
(c)    Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant's true and lawful attorney‑in‑fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.
(d)    The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
(e)    Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.
(f)    In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g)    The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
3.    Vesting Schedule. Except as provided in Section 4 below and Section 14 of the Plan, and subject to Section 5 below, the Shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.
5.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Shares of Restricted Stock that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 5. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares, if any. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Sections 3 or 4 (or Section 14 of the Plan), Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. Except as provided in Section 2, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Participant Covenants.
a.    Non-Competition/Non-Interference with Customers and Licensees.
Participant hereby agrees that, during the term of employment and for a period of one (1) year thereafter (the “Restricted Period”) (other than on behalf of the Company or its affiliates), Participant shall not in any way directly or indirectly, perform work for or on behalf of a Competing Business that in any way relates to, or is similar to, the work Participant has performed for the Company. During the Restricted Period, Participant further agrees not to call upon, solicit, respond to, advise or otherwise do or attempt to do business with any then-existing or Past customer or licensee of the Company or any affiliate of the Company or solicit, induce, recruit or encourage any then-existing or Past customer or licensee of the Company or any affiliate to limit, curtail, or stop doing business with the Company or any affiliate, or to attempt to divert business directed by such parties to the Company or any affiliate to any other person or entity, or assist, cooperate or encourage any third party to do any of the foregoing. For purposes of this Section 12 (a), the term "Past" customer or "Past" licensee shall refer to any former customer or licensee of the Company or any affiliate within one (1) year of their having ceased to be a customer or licensee of the Company or any affiliate. “Competing Business” specifically includes, but is not limited to the companies Yardi Systems, Inc., MRI Software, LLC and Property Solutions International, Inc., and is defined as the business of developing, designing, publishing, marketing, offering, licensing, maintaining or distributing databases or software applications, or providing services, that are competitive with products or services of the Company and are generally used for the purpose of managing or supporting the operation of, screening, leasing, pricing, promotion or maintenance of multi-tenant or single family housing facilities or the units at such facilities, storage facilities and related properties, call center/contact management or real estate or other market segments served from time-to-time by the Company’s business. Without limitation of the foregoing, multi-tenant real estate property management applications, data bases and services shall include software used in screening potential tenants, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, providing systems to control costs, providing energy management or convergent billing services and utility management services including, without limitation, infrastructure services, and producing, soliciting and/or assisting with the solicitation of insurance products or services or developing and providing other risk mitigation systems, or developing, marketing or selling single family or a multi-tenant vendor network solution, the provision of software applications, databases and other products and services for management and marketing for the senior living market, including without limitation, facilities for independent living, assisted living, CCRC, nursing home, hospice and palliative care, the provision of data center services, cloud services, or other similar shared computer resources or information technology services specifically designed for or marketed for use by owners or managers of real property and related facilities; provided, however, that under no circumstances shall accepting employment with a Past Customer constitute engaging in a “Competing Business.” “Company Confidential Information” shall mean all information, regardless of its form or format, about the Company, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in the Company’s business trade or industry and that is disclosed to or learned by Employee as a direct or indirect consequence of or through Employee’s employment with the Company, about the Company, its parents, subsidiaries or affiliates, including, without limitation, the Company’s technical knowledge and business operations, including, by way of illustration, the Company’s existing and contemplated products, trade secrets, formulas, patents, models, compilations, information relating to software programs, source codes or object codes, computer systems, computer systems analyses, testing results, flow charts and designs, product specifications and documentation, user documentation business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques, plans, strategies and information, customer lists, supplier and service lists, confidential information relating to the Company’s policy and/or business strategy, or any of its executives, clients, agents or suppliers, sales plans, sales records, sales literature, customer files, research and development projects or plans, sales or licensing terms and conditions, consulting sources, procedure or policy manuals, legal matters, financial statements, financing methods, financial projections, and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
    b.    Non-Interference with Employees. Participant hereby agrees, during the Restricted Period, not to, either directly or indirectly, solicit, induce, recruit or encourage any employee of the Company or any affiliate to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or any affiliate, either for Participant or for any other person or entity, or otherwise hire as an employee or a consultant, for Participant or any other person or entity, any such employee of the Company or any affiliate.
c.    Non-Interference with Business Relationships. Participant hereby agrees, during the Restricted Period, that Participant shall not, directly or indirectly, take away or interfere with any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company or any affiliate has strategic relationships.
d.    Non-Disparagement. Participant hereby agrees, that during the Restricted Period, Participant shall not disparage either orally or in writing the Company or any affiliate, their products or services, or their officers, directors, or employees.
e.    Injunctive Relief. Participant recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 12 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 12 by Participant, or any attempted or threatened breach, Participant agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Participant and/or the business enterprise with which Participant may have become associated, from any court of competent jurisdiction.
f.    Reasonableness of Restrictions. Participant understands and acknowledges that Company would not have granted Restricted Stock to Participant without Participant’s agreement to comply with the covenants set forth in Section 12 hereof. Participant expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Award Agreement are reasonable as to scope, location, and duration and that the observation thereof will not cause Participant undue hardship or unreasonably interfere with Participant’s ability to earn a livelihood and practice Participant’s present skills and trades. Participant has consulted with legal counsel of

Participant’s selection regarding the meaning of such covenants and restrictions, which have been explained to Participant’s satisfaction.
g.    Remedies. In the event of a breach of the covenants contained in Section 12 hereof, the periods provided in Section 12 shall be tolled (i.e., such periods shall not run during a breach of any of these covenants) during the time of such violation, and Participant agrees that the Company shall be entitled to and a court may order an extension of time of the Restricted Period commensurate with the period of Participant’s breach. In the event of such a breach, Participant further agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.
h.    Legal Construction. The parties hereto further agree that if at any time it shall be determined that the restrictions contained in Section 12 is unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Award Agreement for such period of time and within such area as may be determined to be reasonable by such court. It is the intent of the parties hereto that the provisions hereof be enforceable to the fullest extent permitted by applicable law. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.
i.    Attorneys’ Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Section 12, the Company shall be entitled to recover reasonable attorneys’ fees from Participant, should Company prevail in whole or in part therein, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
13.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
14.    Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to Section 2 prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.
15.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
16.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock.
21.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
22.    Forfeiture Events. Participant acknowledges and agrees that Participant’s status as a Service Provider terminates and participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will (A) immediately forfeit any right the Shares of Restricted Stock issued under this Award Agreement, whether vested or unvested, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all Shares of Restricted Stock of the Company received by the Participant pursuant to this Award Agreement, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company—either directly or, at Company’s discretion, through a payroll deduction from any amounts owed by the Company to Participant—a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any Shares of the Restricted Stock originally acquired by Participant pursuant to this Award of Restricted Stock. If a payroll deduction is insufficient to pay the Company the value of all such proceeds received by Participant, then Participant shall be required to make a cash payment to the Company in the amount of any deficiency.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company; (b) the breach of any of the covenants set forth in Section 12 above; or (c) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company.
23.    Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Award of Restricted Stock is made and/or to be performed.

EXHIBIT IV

FORM OF GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (“Agreement”) is made and entered into by and between [NAME], a resident of [STATE] (“Employee”), and RealPage, Inc., a Delaware corporation (“Company”), in full and final settlement of any and all claims that Employee may have against Company and any and all claims that Company may have against Employee. This Agreement shall become effective on the eighth day after Employee signs and delivers this Agreement to Company (the “Effective Date”), provided that Employee does not revoke this Agreement prior to such date pursuant to Paragraph 3(f)(iv) below and provided further that Employee signs this Agreement on or before the fiftieth day following the Termination Date (as defined below).
1.    Termination as Executive of RealPage, Inc. Employee acknowledges and agrees that Employee’s employment with Company in any capacity terminated effective [DATE] (the “Termination Date”). Regardless of whether Employee executes this Agreement, (a) Company will pay Employee, on or before the Termination Date, the Accrued Amounts (as defined in the Amended and Restated Employment Agreement, dated as of May 1, 2015, by and among Company and Employee (the “Employment Agreement”)) and (b) nothing contained herein shall be deemed to affect Employee’s right to vested benefits (if any) under Company’s 401(k) plan or with respect to health benefit continuation in accordance with the federal law known as COBRA.
2.    Consideration for Agreement from Company. In return for this Agreement, and in full and final settlement, compromise, and release of any and all claims that Employee has or may have against the Released Parties (as defined below in Paragraph 3), including Company (as described in Paragraph 3 below), and provided that Employee complies with the obligations under this Agreement, Employer shall pay and provide Employee the payments and benefits described in Sections 9(a)(i)-(ii) of the Employment Agreement.
3.    General Release.
(a)    Except as expressly set forth in this Agreement, Employee, on behalf of Employee and Employee’s spouse, heirs, descendants, administrators, representatives and assigns, hereby releases, forever discharges and covenants not to sue, Company, its past, present and future parents, subsidiaries, divisions, affiliates, and each of its and their respective predecessors, successors and assigns, and each of their past, present and future employees, officers, directors, agents, insurers, members, partners, joint venturers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the “Released Parties”), of, from, and with respect to any action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, obligation, promise, liability, claim, demand, damage, loss, cost or expense, of any nature whatsoever, known or unknown, suspected or unsuspected, or fixed or contingent (hereinafter called “Claims”), which Employee now has or may hereafter have against the Released Parties, or any of them, by reason of any act, omission, matter, cause or thing whatsoever occurring from the beginning of time through the date Employee signs this Agreement. Employee understands that this release includes, without limitation:
•Claims arising out of or by virtue of or in connection with Employee’s employment with Company or any of the Released Parties, the terms and conditions of that employment, or the termination of that employment. This release includes (but is not limited to) Claims for breach of contract and common law Claims for wrongful discharge; assault and battery; negligence; negligent hiring, retention and/or supervision; intentional or negligent invasion of privacy; defamation; intentional or negligent infliction of emotional distress; violations of public policy; or any other law grounded in tort, contract or common law. With the exception of any Claims covered by Paragraph 3(b) of this Agreement, this release further includes (but is not limited to) statutory Claims for failure to pay wages and/or overtime, unlawful harassment, and unlawful retaliation, Claims arising under federal, state or local laws, statutes or orders or regulations that relate to the employment relationships and/or prohibiting employment discrimination or any other federal, state or local law, including, but not limited to, Claims under the following statutes:
•Title VII of the Civil Rights Act of 1964, as amended in 1991;

•Section 1981 of the Civil Rights Act of 1866, as amended;
•42 U.S.C. Sections 1981 - 1988;
•The Age Discrimination in Employment Act;
•The Employee Income Retirement Security Act;
•The Fair Labor Standards Act;
•The Americans With Disabilities Act;
•The Family and Medical Leave Act;
•The National Labor Relations Act;
•The Fair Credit Reporting Act;
•The Immigration Reform Control Act;
•The Occupational Safety & Health Act;
•The Equal Pay Act;
•The Uniformed Services Employment and Reemployment Rights Act;
•The Worker Adjustment and Retraining Notification Act;
•The Employee Polygraph Protection Act;
•The Texas Labor Code;
•Any state or federal consumer protection and/or trade practices act; and
•Any state or federal workers’ compensation or disability, to the maximum extent permitted by law.
(b)    Exceptions to Release by Employee: Excluded from this Agreement are (i) Claims with respect to the breach of any covenant to be performed by Company after the date of this Agreement and (ii) any Claims that cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by the Texas Workforce Commission or the Equal Employment Opportunity Commission (the “EEOC”). Employee is waiving, however, Employee’s right to any monetary recovery or relief should the Texas Workforce Commission or EEOC or any other agency pursue any Claims on Employee’s behalf.
(c)    Employee represents and warrants that Employee has not assigned or transferred to any third party any interest in any Claim which Employee may have against the Released Parties, or any of them, and Employee agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by them, or any of them, as a result of any such assignment or transfer.
(d)    Employee represents and warrants that Employee has not asserted, filed or otherwise taken actions to initiate any Claim in any federal, state or local court, administrative agency, arbitral forum, or any other forum.
(e)    If any Claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which Company or any of the Releasees identified in this Agreement is a party.
(f)    Waiver Of Age Discrimination Claims: Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or Claims that Employee may have arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:
(i)    In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement;
(ii)    Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and Employee fully understands the significance of all the terms and conditions of this Agreement and has discussed them with Employee’s attorney (or Employee has had a reasonable opportunity to discuss the terms and conditions of this Agreement with an attorney, if desired) prior to signing this Agreement;
(iii)    Employee is hereby informed that Employee has 21 days within which to consider this Agreement and that if Employee signs it prior to the end of such 21-day period, Employee will have done so voluntarily and with full knowledge that Employee is waiving the right to have 21 days to consider this Agreement;
(iv)    Employee is hereby advised that Employee has seven (7) days following the date of execution of this Agreement in which to revoke in writing the release of rights or Claims Employee may have arising under the ADEA. Any revocation must be in writing and must be received by Company’s Chief Executive Officer during the seven-day revocation period. In the event that Employee exercises Employee’s right of revocation, all other releases and obligations under this Agreement shall not be valid or enforceable;
(v)    Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law;
(vi)    Employee has carefully read this Agreement, acknowledges that Employee has not relied on any representation or statement, written or oral, not set forth in this Agreement or the Employment Agreement; and
(vii)    Employee represents and warrants that Employee is signing this release knowingly and voluntarily.
4.    Company Release.
(a)    In consideration of the Employee’s execution and non-revocation of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company, on behalf of itself and each of its subsidiaries, hereby releases, forever discharges and covenants not to sue Employee with respect to and from any Claim which Company or its applicable subsidiary now has or may hereafter have against Employee by reason of any act, omission, matter, cause or thing whatsoever occurring from the beginning of time through the date Employee signs this Agreement; provided, however, that this release excludes (i) any Claims that cannot be waived by law, (ii) Claims with respect to the breach of any covenant to be performed by Employee after the date of this Agreement and (iii) Claims based upon Employee’s willful misconduct.
(b)     Company represents and warrants that Company has not assigned or transferred to any third party any interest in any Claim which Company may have against Employee, and Company agrees to indemnify and hold Employee harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Employee as a result of any such assignment or transfer.
(c)    Company represents and warrants that Company has not asserted, filed or otherwise taken actions to initiate any Claim against Employee in any federal, state or local court, administrative agency, arbitral forum, or any other forum.
5.    Continuing Obligations Contained in Other Documents and Return of Company Property. Employee agrees and acknowledges that Employee has complied, and will continue to comply, with the obligations under this Agreement and the Employment Agreement (including, without limitation, the restrictive covenants set forth in Section 11 of the Employment Agreement). Company agrees and acknowledges that Company has complied, and will continue to comply, with the obligations under this Agreement and the Employment Agreement (including, without limitation, the non-disparagement covenant set forth in Section 11(h) of the Employment Agreement). In addition, Employee shall return to Company all Company property in Employee’s possession, custody or control on or before the Termination Date.
6.    Waiver of Breach. A waiver by Employee or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
7.    No Admission of Liability. Employee and Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed Claims that Employee may have against Company and the Released Parties and that Company may have against Employee. Neither this Agreement nor any action taken by Employee or Company (or any of its parent, subsidiary or affiliated entities), either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential Claims; (b) an acknowledgment or admission by Company of any fault or liability whatsoever to Employee or to any third party; or (b) an acknowledgment or admission by Employee of any fault or liability whatsoever to Company or to any third party. Neither this Agreement nor anything in this Agreement shall be construed to be, or shall be admissible in any proceeding as, evidence of liability or wrongdoing by Employee, Company or any other Released Party.
8.    Miscellaneous. Sections 13 (“Successors, Binding Agreement”), 15 (“Notice”), 16 (“Severability”), 17 (“Counterparts”), 21 (“Miscellaneous”), 22 (“Applicable Law, Venue, Jurisdiction and Arbitration”), 23 (“Section 409A”), and 24 (“Entire Agreement”) of the Employment Agreement shall apply to this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated on the following page.
RealPage, Inc.

By:
Name:
Title:
Date:
EMPLOYEE:

By:
Name:
Date:
Address:

ACKNOWLEDGMENT AND WAIVER
I, [NAME], hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 201_, at ________County, _____________.

Name:

EXHIBIT V

LIST OF SOFTWARE APPLICATIONS

Realhound Classic and Realhound App – Customer relationship management software licensed to apartment and commercial brokers and franchise owners, which does not include Import Functionality (as defined in Section 11 of the Agreement).

EXHIBIT VI

LIST OF CONTRACTS

N/A

EXHIBIT VII

REALPAGE, INC.

CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment with RealPage, Inc., or its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, and other good and valuable consideration herein, the undersigned agrees to the following provisions of this Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

I.	Confidential Information.
A.    Company Information. I agree and acknowledge that as an Employee of the Company, I will be given access to Confidential Information that the Company has collected, developed, and/or discovered over time, and at great expense. I agree that during and for all times after my employment with the Company terminates, regardless of the reason for termination, I will hold in the strictest confidence, and will not use (except for the benefit of the Company during my employment) or disclose to any person, firm, or corporation (without written authorization of the President or the Board of Directors of the Company) any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that “Company Confidential Information” means any non-public information that is not readily and easily available to the public or a matter of common knowledge to those in the Company’s business, trade, or industry that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
B.    Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.
C.    Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.
II.    Inventions.
A.    Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by me prior to my employment with the Company and to which I have any right, title, or interest, and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, I hereby grant to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.
B.    Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section  II.E below (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.
C.    Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.
D.    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.
III.    Conflicting Employment.
A.    Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
B.        Prior Relationships. Without limiting Section III.A, I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.
IV.    Returning Company Documents. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section II.C I also consent to an exit interview to confirm my compliance with this Section IV.
V.    Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. I also agree to keep the Company advised of my home and business address for a period of seven (7) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
VI.    Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.
VII.    Conflict of Interest Guidelines. I agree to diligently adhere to all policies of the Company, including the Company’s insider’s trading policies and the Conflict of Interest Guidelines attached as Exhibit C hereto, which may be revised from time to time during my employment.
VIII.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
IX.    Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.
X.    Dispute Resolution. I agree that any and all controversies, claims, or disputes with the Company (including any employee, officer, director, stockholder or benefit Plan of the Company) shall be resolved in accordance with the procedures set forth in Section 23 of my Employment Agreement with the Company.
XI.    General Provisions.
A.    Entire Agreement. This Agreement, together with the Exhibits herein, my executed Employment Agreement and any agreements relating to restricted stock and other awards pursuant to the RealPage, Inc. Amended and Restated 2010 Equity Incentive Plan set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.
B.    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
C.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated.
D.    Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
E.    Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
F.    Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Date:
Signature

Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

Exhibit A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee:
Print Name of Employee:
Date:

Exhibit B
REALPAGE, INC.
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to RealPage, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the attached Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.
I further agree that, in compliance with the Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees, to the extent required by the terms of that agreement.
I also agree that I will comply with the post-termination obligations enumerated in my Employment Agreement with Company dated _______________________and Confidential Information, Invention Assignment, and Arbitration Agreement dated _________.
After leaving the Company’s employment, I will be employed by _____________________ in the position of: ______________________.

Signature of employee

Print name

Date
Address for Notifications:

Exhibit C
REALPAGE, INC.
CONFLICT OF INTEREST GUIDELINES
It is the policy of RealPage, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:
1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)
2.    Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.    Initiating or approving any form of personal or social harassment of employees.
6.    Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.    Borrowing from or lending to employees, customers, or suppliers.
8.    Acquiring real estate of interest to the Company.
9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.    Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.
11.    Making any unlawful agreement with distributors with respect to prices.
12.    Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
13.    Engaging in any conduct that is not in the best interest of the Company.
Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.